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                                                                    EXHIBIT  5.1

                               PALMER & DODGE LLP
                   One Beacon Street, Boston, MA  02108-3190



Telephone: (617) 573-0100                              Facsimile: (617) 227-4420




                                 January 21, 1998



Parametric Technology Corporation
128 Technology Drive
Waltham, MA 02154

Ladies and Gentlemen:

          We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") relating to 822,000 shares of Common Stock, $.01 par value per share (the "Shares"), of Parametric Technology Corporation, a Massachusetts corporation (the "Company"), issuable upon exercise of certain options held by former employees of Computervision Corporation ("Computervision") and its subsidiaries as provided for (i) under that certain Agreement and Plan of Reorganization, dated as of November 3, 1997, by and among the Company, PTC Acquisition Corporation and Computervision (the "Agreement") or
(ii) by vote of the Company's Board of Directors on January 6, 1998.

          It is our opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms of the Agreement or such vote, will be legally issued, fully paid and nonassessable.

          We hereby consent to the use of our name in the Registration Statement and consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                    Very truly yours,



                                    /s/ PALMER & DODGE LLP


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